The Alkaline Water Company Reports Record Revenue of
$16.9 Million in First Quarter Fiscal Year 2023

$16.9 Million Represents the Company's Best Sales Quarter Ever and Year-over-Year Growth of 20%

Management Further Details Gross Margin Enhancement Strategy

Total Operating Expenses Decreased by More Than 19%

(All amounts are unaudited and in U.S. dollars)

SCOTTSDALE, Arizona, (August 15, 2022)- The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, today reported financial results for the quarter ending June 30, 2022. The Company reported record revenue of $16.9 million, representing the best quarterly revenue in company history and 20% year-over-year growth. The Company filed the corresponding Form 10-Q with the SEC on August 15, 2022, also available here: ir.thealkalinewaterco.com

First Quarter Fiscal 2023 Financial Highlights (all amounts in U.S. dollars)(unaudited):

  Record revenue of $16.9 million, +20% year-over-year compared to $14.1 million

  Gross Profit was $3.5 million

  Total Operating Expenses were $9.8 million, a 19% YoY improvement

  Total Operating Loss was $6.3 million, a ~14% YoY improvement

  Net Loss Per Share of ($0.06) compared to ($0.08) in Q1 Fiscal 2022

  Cash Position on June 30, 2022 was approximately $3 million

Complete results for the Company's First Quarter Fiscal Year 2023 have been filed on EDGAR at www.sec.gov and on SEDAR under the Company's profile on www.sedar.com.

"Momentum from last year has continued through the first quarter of fiscal year 2023, resulting in  record sales for our company," said Frank Lazaran, President and CEO of The Alkaline Water Company. "Our record revenue of $16.9 million for the quarter ending June 30, 2022 represents 20% year-over-year growth. This strong sales pace, which continued with record July growth of approximately 30% year-over-year, puts us firmly on track to achieve our fiscal year revenue guidance while focusing on our new Pathway to Profitability.

"Our Pathway to Profitability review began in June and was just recently completed after sixty days, yet we can already see the impact of our cost-savings initiatives that were in place for less than thirty days in the first quarter. We halted virtually all non-essential General and Administrative spending in Q1, which resulted in a 42% year-over-year decrease in G&A expenses. Total operating expenses decreased by over $2.3 million, a 19% year-over-year improvement.

"We're pleased to report record revenue and early improvement to operating expenses so early in the execution of our new corporate strategy but we're even more optimistic about our future. We look forward to showing our shareholders the full benefits of our Pathway to Profitability strategy as we continue to reduce operating expenses and ramp up margin enhancements over the next few quarters."

Pathway to Profitability:

The Company provided more details on its margin enhancement initiatives as part of its Pathway to Profitability strategy. Margin enhancement is part of an overall strategy to generate approximately $15 million in savings compared to fiscal year 2022, once all changes are fully implemented.

The Company intends to improve gross margin through a variety of measures including:

  Packaging Changes: The Company will use less packaging materials and more cost-efficient options when possible. Using different boxes and completely eliminating cardboard when practical will result in savings across millions of packages per year.
  Production Optimization: Some of the Company's co-packing partners have expanded their capabilities to include processes like blowing bottles on site. By taking advantage of these improvements, the Company can realize cost savings across tens of millions of bottles every year.
  Pricing and Promotional Optimization: Considering economic headwinds, the Company will be more proactive in staying ahead of cost increases passed on to them in the production process and maintaining pace with category price movements. The Company will also be more strategic in their allocation of promotional dollars.
  Decreasing Shipping and Handling Miles: The Company's strong network of strategically located co-packers and raw material manufacturers has decreased distance between production nodes. This has reduced shipping and handling costs in the production process, in some cases by as much as half when compared to previous years. Since the beginning of the first quarter alone, the company has added three new raw material providers to become a more efficient company.

Besides helping improve gross margin and increasing production capacity for our continued sales growth, the production network's geographic footprint also reduces sales expenses associated with outgoing freight. The Company is now within a few hundred miles of many of the key distribution centers of its major clients. Furthermore, as part of its cost-savings measures associated with freight, the Company is working to minimize the number of less-than-full truckloads that it ships.

First Quarter Fiscal Year 2023 Key Business and Operational Highlights

  Alkaline88® outpaces Value-Added Water category growth*
    Alkaline88's year-over-year growth is more than three times greater than that of the overall category.
    Alkaline88 was one of three top-ten brands to experience year-over-year unit growth.

*According to xAOC Nielsen data for the 13-weeks ending 7/16/22.

  Strong new store and SKU expansion since start of Fiscal Year 2023.
    Alkaline88 added over 8,400 new stores to its retail footprint.
    Alkaline88 expanded SKU offerings in over 14,000 existing client locations.
  Launched Alkaline88 1-Gallon 4-pack in Sam's Club
    The 1-Gallon "Club Pack" is now available in 590 Sam's Clubs around the country.
  Alkaline88 began new direct-store-delivery (DSD) partnership
    Alkaline88 entered a partnership with Heidelberg to cover distribution in Ohio and northern Kentucky.
  Alkaline88 began operations with a new co-packer
    Century Springs near Milwaukee is the first co-packer to produce Alkaline88 in the Midwest, supporting the brand's growth in the region.

"In Fiscal Year 2023, shareholders will see improvement to the bottom line as Alkaline88 continues to grow," continued Mr. Lazaran. "New clients, SKU expansion, and organic growth are the tried-and-true drivers that we believe will keep Alkaline88 a growth leader in the value-added water category. We see significant upside in all sales channels, especially grocery, club, specialty retail, and convenience, and our target list for the rest of fiscal 2023 includes over 30,000 prospective doors. While our Sales and Marketing teams are hard at work selling more Deliciously Smooth™ Alkaline88 to consumers across the country, the entire Company will continue to execute on our Pathway to Profitability strategy to increase value for our shareholders."

First Quarter Fiscal Year 2023 Conference Call

The Company will host a conference call Tuesday August 16th, at 8:30 AM Eastern Time.

Conference Call Details:
Date: August 16th, 2022
Time: 8:30AM Eastern Time (ET)
Dial-in Number for U.S. and Canadian Callers: 877-407-3088
Dial-in Number for International Callers (Outside of the U.S. and Canada): 201-389-0927
Conference ID Number: 13732197

Participating on the call will be the Company's President and CEO, Frank Lazaran, and Chief Financial Officer, David Guarino, who will discuss operational and financial highlights for the first quarter and the outlook for the rest of fiscal year 2023. They will be joined for the question-and-answer portion of the call by the Company's Chief Marketing Officer, Tom Hutchison, and Frank Chessman, Executive Director of Sales and Operations.

To join the live conference call, please dial into the above-referenced telephone numbers five to ten minutes prior to the scheduled call time.

A replay will be available for one week starting on August 16th, 2022, at approximately 12:30 PM (ET). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers and use Access ID: 13732197

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked "Clean Beverage" label. In 2021, The Alkaline Water Company was pleased to welcome Shaquille O'Neal to its board of advisors and to serve as the celebrity brand ambassador for Alkaline88®.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: the statements relating to the Company's gross margin enhancement strategy; that the strong sales pace, which continued with record July growth of approximately 30% year-over-year, puts the Company firmly on track to achieve the Company's fiscal year revenue guidance while focusing on the Company's new pathway to profitability; the statements relating to the pathway to profitability; the Company is even more optimistic about its future; that the Company looks forward to showing its shareholders the full benefits of its Pathway to Profitability strategy as the Company continues to reduce operating expenses and ramp up margin enhancements over the next few quarters; the statements relating to the Company's overall strategy to generate approximately $15 million in savings compared to fiscal year 2022, once all changes are fully implemented; that the Company intends to improve gross margin through a variety of measures including (i) packaging changes; (ii) production optimization; (iii) pricing and promotional optimization; and (iv) decreasing shipping and handling miles and the statements about their details; that in Fiscal Year 2023, shareholders will see improvement to the bottom line as Alkaline88 continues to grow; that the Company believes new clients, SKU expansion, and organic growth will keep Alkaline88 a growth leader in the value-added water category; that the Company sees significant upside in all sales channels, especially grocery, club, specialty retail, and convenience; that the Company's target list of for the rest of fiscal 2023 includes over 30,000 prospective doors; and that  the entire Company will continue to execute on its Pathway to Profitability strategy to increase value for its shareholders.

The material assumptions supporting these forward-looking statements include, among others, that the Company's cost-saving and margin enhancement measures will be fully implemented and, once implemented, they will be effective to reduce the Company's annual expense and enhance the Company's margin to the extent anticipated by the Company; that the Company's burn rate to trend downward and, eventually, settle between 25 and 50% less than it is right now as a result of the Company's proactive reduction in its monthly burn rate; that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. In addition, the Company's fiscal year 2023 revenue guidance is based on the Company's expectation that the Company's topline to be driven by the momentum the Company is carrying forward as one of the fastest-growing top-ten brands in one of the fastest growing beverage categories; and the Company's belief that the Company will continue to see continued organic growth within the Company's existing retail clients and distribution expansion to new clients throughout the country. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company's CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com

Media

Jessica Starman

888-461-2233

jessica@elev8newmedia.com